EXHIBIT 10.12

SETTLEMENT AGREEMENT

This Settlement Agreement is made between Jackson Hewitt Inc. (“JHI”), on the one hand, and                                                   (“the Settling Franchisee”), on the other hand, and serves as a formal amendment to each franchise agreement by and between JHI and Settling Franchisee and to each renewal thereof. Capitalized terms used and not defined in the body of this Settlement Agreement shall have the meanings set forth in Appendix A.

WHEREAS, JHI and the Settling Franchisee desire to settle all claims which could be asserted by either of them against the other, as reflected by the terms of this Settlement Agreement; and

WHEREAS, the parties have had a full opportunity to consult with counsel in connection with this Settlement Agreement and have read and understand the contents and are entering into it voluntarily.

NOW THEREFORE, it is hereby stipulated and agreed by and between the undersigned parties upon the foregoing premises and in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, as follows:

1. Fixed Volume Rebate. With respect to the 2004 through 2006 Tax Seasons only, the Settling Franchisee shall receive a volume rebate (the “Volume Rebate”) of Five Dollars ($5.00) for each refund anticipation loan (“RAL”) processed by Settling Franchisee through April 30, provided that the Settling Franchisee has timely submitted its Gross Volume Report and timely paid all royalties in respect thereof in accordance with the franchise agreement(s). Through Tax Season 2006, JHI will also pay volume rebates to the Settling Franchisee, at not less than the 2003 Tax Season rebate levels, for each processed ACR, ADD and State ACR. The Volume Rebate and the rebates for each processed ACR, ADD and State ACR shall be paid to Settling Franchisee by electronic funds transfer on or before May 31 immediately following the applicable Tax Season. Nothing contained in this Section 1, or any other section of this Settlement Agreement, shall be construed to permit Settling Franchisee to exclude the Volume Rebate from its Gross Volume of Business for the purposes of any fees payable under the franchise agreement(s) between JHI and Settling Franchisee, which fees shall be deducted from the electronic funds transfer to the Settling Franchisee. Settling Franchisee shall have no right to any other volume rebate, in addition to the Volume Rebate described in this Section 1, including without limitation any additional volume rebate for the 2004-2006 Tax Seasons.

2. Return-based RAL Incentive. During and for the 2004 through 2006 Tax Seasons only, the Settling Franchisee shall receive a Return-based RAL Incentive of One Dollar ($1.00) for each RAL processed by Settling Franchisee during the applicable Tax Season and through April 30, provided that the Settling Franchisee (i) has processed at least 4% more tax returns in the applicable Tax Season from January 1 through April 30 than during the same period of the immediately preceding Tax Season and (ii) operated as a franchisee of the Jackson

Hewitt System during the immediately preceding Tax Season. In the event that Settling Franchisee has more than one Processing Center, the 4% increase in tax return volume shall be measured on a per Processing Center basis, and the Return-based RAL Incentive shall be paid only for each RAL processed by a Processing Center that satisfies the 4% increase. “Processing Center” shall mean any site designated with a three-letter code at which the Settling Franchisee error checks, processes and transmits tax returns. The Return-based RAL Incentive shall be paid to Settling Franchisee by electronic funds transfer on or before May 31 immediately following the applicable Tax Season, provided that the Settling Franchisee has timely submitted its Gross Volume Report and timely paid all royalties in respect thereof in accordance with the terms of the franchise agreement(s). Nothing contained in this Section 2, or any other section of this Settlement Agreement, shall be construed to permit Settling Franchisee to exclude the Return-based RAL incentive from its Gross Volume of Business for the purposes of any fees payable under the franchise agreement(s) between JHI and Settling Franchisee, which fees shall be deducted from the electronic funds transfer to the Settling Franchisee.

3. Delinquency-based RAL Incentive. During the 2004 through 2006 Tax Seasons only, the Settling Franchisee shall receive a Delinquency-based RAL Incentive of One Dollar ($1.00) for each RAL processed by Settling Franchisee during the applicable Tax Season, provided that the Settling Franchisee’s delinquency rate as of July 31 immediately following the applicable Tax Season, is 20 basis points (0.20%) or more below the total delinquency rate of all franchised Offices in the Jackson Hewitt System that participate in the Santa Barbara Bank & Trust (“SBBT”) bank product program or any successor or replacement program (the “Total Delinquency Rate”). In the event that Settling Franchisee has more than one Processing Center, its delinquency rate shall be measured on a per Processing Center basis, and the Delinquency-based RAL Incentive shall be paid only for each RAL processed by a Processing Center that satisfies the requirement of a delinquency rate that is 20 basis points or more below the Total Delinquency Rate. JHI shall provide a report of the Settling Franchisee’s Delinquency Rate to each Settling Franchisee on or before August 15 immediately following the applicable Tax Season. The Delinquency-based RAL Incentive shall be paid to Settling Franchisee by electronic funds transfer on or before August 31 immediately following the applicable Tax Season, provided that the Settling Franchisee has timely submitted its Gross Volume Report and timely paid all royalties in respect thereof in accordance with the terms of the franchise agreement(s). Nothing contained in this Section 3, or any other section of this Settlement Agreement, shall be construed to permit Settling Franchisee to exclude the Delinquency-based RAL Incentive from its Gross Volume of Business for the purposes of any fees payable under the franchise agreement(s) between JHI and Settling Franchisee, which fees shall be deducted from the electronic funds transfer to the Settling Franchisee. The Settling Franchisee shall have no right to audit the determination of the Settling Franchisee’s Delinquency Rate and the Total Delinquency Rate.

4. Temporary Royalty Fee Reduction for New Customers in New Offices. JHI shall provide a temporary royalty fee reduction for new customers in a limited number of new Offices. In order to qualify for the temporary royalty reduction, Settling Franchisee must open one or more new Offices, such Office (or Offices) must be among the first Five Hundred Offices to be opened following the end of the 2003 Tax Season by a franchisee who, at the time the

Office is opened, has been a franchisee of the Jackson Hewitt System for at least one year, and to process at least 250 tax returns in its first Tax Season (each, a “Qualified Office”).

Each Qualified Office shall receive a temporary royalty fee reduction during the first Tax Season in which the Qualified Office processes any tax returns (the “Royalty Fee Reduction Tax Season”). The royalty reduction shall be a 50% reduction on the royalty rate that would otherwise apply to the Qualified Office under the terms of the franchise agreement applicable to the Qualified Office (the “Royalty Reduction”). The Royalty Reduction shall apply only to New Customers at the Qualified Office. For purposes of this Settlement Agreement only, the term “New Customer” is defined as any customer who did not have his or her tax return processed by any Jackson Hewitt franchised or company-owned Office during the Tax Season immediately preceding the Royalty Reduction Tax Season. JHI shall pay to the owner of each Qualified Office, via electronic funds transfer on or prior to June 30 immediately following the Tax Season to which a Royalty Reduction applies, the applicable royalty rebate, together with a detailed report, setting forth the names, addresses and social security numbers of the New Customers serviced at the Qualified Office, to extent permitted by applicable law, and the precise basis on which such rebate was calculated, provided that the Qualified Office has timely submitted its Gross Volume Report and timely paid all royalties in respect thereof in accordance with the terms of the franchise agreement(s). The Royalty Reduction does not apply to other fees including, without limitation, advertising and marketing fees that the Qualified Office is obligated to pay to JHI under the franchise agreement.

5. Mutual Releases.

5.1. General Release by Settling Franchisee. Settling Franchisee and Settling Franchisee’s Owners hereby release JHI, JHI’s Affiliates, their respective owners, officers, directors, employees and agents from any and all claims, demands, causes of action, obligations, whether at law or in equity, which any of them ever had, or have, or have had assigned to them, or, but for this release, hereafter would or could have, whether known or not known, whether asserted or not including, without limitation, any claims with respect to the Risk Pool, from the beginning of time through the date on which this Settlement Agreement has been signed by all parties. “Settling Franchisee’s Owners” shall mean each person or entity that has a direct or indirect legal or beneficial ownership interest in Settling Franchisee, if Settling Franchisee is a business corporation, partnership, limited liability company or other legal entity. Settling Franchisee and Settling Franchisee’s Owners covenant and agree not to bring, commence, institute, maintain, prosecute, or voluntarily aid any action or proceeding or otherwise prosecute or sue JHI or any of its past or present owners, affiliates, officers, directors, representatives, successors in interest, assigns, agents, servants, and/or employees either affirmatively or by way of cross complaint, defense, or counterclaim, or in any other manner with respect to the claims herein released. The foregoing sentence shall be construed as a covenant not to sue. Settling Franchisee and Settling Franchisee’s Owners hereby represent and warrant to JHI that they have not assigned any of the above-described claims released hereunder. The terms of the general release in this Section 5.1 shall specifically exclude the obligations of JHI to Settling Franchisee and Settling Franchisee’s Owners under this Settlement Agreement [Special Release language for California franchisees, attached].

5.2. General Release by JHI. JHI hereby releases Settling Franchisee and Settling Franchisee’s Owners from any and all claims, demands, causes of action, obligations, whether at law or in equity, which it ever had, or has, or had assigned to it, or, but for this release, hereafter would or could have, whether known or not known, whether asserted or not, from the beginning of time through the Effective Date hereof. JHI covenants and agrees not to bring, commence, institute, maintain, prosecute, or voluntarily aid any action or proceeding or otherwise prosecute or sue Settling Franchisee or Settling Franchisee’s Owners either affirmatively or by way of cross complaint, defense, or counterclaim, or in any other manner with respect to the claims herein released. The foregoing sentence shall be construed as a covenant not to sue. The terms of the general release in this Section 5.2 shall specifically exclude the obligations of Settling Franchisee and Settling Franchisee’s Owners to JHI under this Settlement Agreement and any amounts which Settling Franchisee or Settling Franchisee’s Owners owe to JHI or any of JHI’s Affiliates, including, but not limited to, any royalty fees, advertising or other fees, or payments pursuant to promissory notes.

6. Warranties. Each party represents and warrants to the other that such party has the power and authority to execute and deliver this Settlement Agreement and to carry out its obligations hereunder.

7. Right of Offset. Any payment due to Settling Franchisee from JHI pursuant to this Settlement Agreement, is subject to offset for any amount then past due to JHI from Settling Franchisee pursuant to its franchise agreement(s) or any promissory note(s) to JHI.

8. Entire Understanding/ Savings Clause. This Settlement Agreement constitutes the entire understanding and agreement between the parties respecting the subject of the Settlement Agreement. This Settlement Agreement may not be changed or modified, except by a writing signed by the parties hereto. No new franchise agreements hereafter executed by Settling Franchisee, no renewal franchise agreement, no Bank Product Agreement, no release executed pursuant to a sale of a territory and no other documents or agreement shall constitute a waiver or a novation of the agreements and undertakings of JHI to Settling Franchisee hereunder. If any part of this Settlement Agreement is declared invalid, this decision shall not affect the validity of any other part, which shall remain in full force and effect.

9. Regulatory Changes. If JHI is unable to perform any of its economic obligations to Settling Franchisee pursuant to this Settlement Agreement by virtue of a change in, or in the interpretation of, any laws, rules, regulations, policies, practices or procedures of any governmental authority, then JHI will provide comparable economic benefit to Settling Franchisee that is fair to both Settling Franchisee and JHI.

10. Choice of Law/ Dispute Resolution. This Settlement Agreement will be governed by and construed under the laws of the State of New Jersey. The parties hereby agree that any and all cases and controversies relating to this Settlement Agreement, including but not limited to its construction, interpretation, validity and enforcement, shall be submitted to binding arbitration in Boston, Massachusetts before Eric Van Loon, Esq. or, if Mr. Van Loon is unavailable, to such other person as agreed to by the parties. If the parties are unable to agree, JAMS-Endispute, Inc of Boston, Massachusetts shall choose the arbitrator. Unless the parties agree otherwise, such arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”).

11. Advice of Counsel. The parties acknowledge that each of them has consulted with, or had the opportunity to consult with, legal counsel of their own selection about this Settlement Agreement. The parties each understand how this Settlement Agreement will affect their legal rights and voluntarily enter into this Settlement Agreement with such knowledge and understanding.

12. Successors. This Settlement Agreement shall inure to the benefit of the parties hereto, and their respective heirs, successors and assigns, including without limitation the assignee of the franchise agreement or agreements that have been properly assigned in accordance with their terms to which Settling Franchisee is or may hereafter become a party.

13. Counterparts. This Settlement Agreement may be signed in counterparts and faxed copies of the original signatures may be considered to be as binding as the original signatures themselves.

IN WITNESS WHEREOF, the undersigned have hereunder set their hands and seals and caused these presents to be signed the day and year written below.

Jackson Hewitt Inc.

By:
Witness

Date:	Date:

Settling Franchisee

By:

Witness	JHI Entity No.(s).

Date:	Date:

CALIFORNIA RELEASE LANGUAGE

Settling Franchisee and Settling Franchisee’s Owners are familiar with, have been advised by legal counsel concerning the legal effect of, and knowingly waive the benefit of Section 1542 of the California Civil Code, which provides:

“Section 1542. (certain claims not affected by general releases.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

APPENDIX A

“Accelerated Check Refund” or “ACR” means a method of obtaining a taxpayer’s refund utilizing electronic filing and a temporary bank deposit account.

“Assisted Direct Deposit” or “ADD” means a method of obtaining a taxpayer’s refund utilizing electronic filing and a direct deposit into a temporary bank account and then into the taxpayer’s own bank account.

“Bank Products” means Refund Anticipation Loans, Accelerated Check Refunds, Assisted Direct Deposits and any other similar or substitute products offered by JHI.

“Code” means the Internal Revenue Service Code of 1986, as amended and all its Treasury regulations, and any replacement federal tax law and related regulations enacted during the term of this Agreement.

“Franchised Business” means the tax return preparation business with all related services operated under a franchise agreement with JHI.

“Franchisee” means the individual or entity authorized to operate a Franchised Business under a franchise agreement with JHI.

“Gross Volume of Business” means the total revenue and other consideration from the Franchised Business, including rebates and incentives payable pursuant to sections 4, 5, and 6 of this Settlement Agreement, revenue from returns prepared for individuals and other entities, past year returns, electronic transmission only returns, electronic filing, Bank Products, Tax School, and other products or services offered through the Franchised Business, excluding only discounts allowed by the Franchisee and sales taxes that the Franchisee must collect and pay. Items such as credit card fees and other service fees shall not be considered as a discount. “Bad debt” shall be considered as a discount.

“Gross Volume Report” or “GVR” means the periodic report submitted to JHI by a Franchisee that describes its Gross Volume of Business.

“Kiosk” means a tax return preparation office, including an Affinity Location, that does not have a distinct postal address and which is imbedded within another business, retail store or retail facility.

“Office(s)” means the locations where JHI authorizes a Franchisee to prepare tax returns for customers and includes both Standard Offices and Kiosks.

“Refund Anticipation Loan” or “RAL” means an approved and funded loan secured by a taxpayer’s anticipated tax refund.

“Risk Pool” means the portion, if any, of any monies remaining at the end of any tax season in a fund established to offset losses incurred from customer defaults on RALs.

“Standard Office” means a tax return preparation office located at a distinct postal address such as a storefront or office that is not imbedded within another business or facility.

“State ACR” means an ACR processed in connection with a taxpayer’s state tax return.

“Tax School” means the tax preparation courses JHI may require each Franchisee to conduct each year that complies with all of JHI’s specifications and with all applicable laws and regulations.

“Tax Season” means the period beginning January 8 and ending on the last date that personal federal income tax returns are due under the Code without extension or the next business day if this day falls on a weekend or federal holiday.

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